Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number 05-10

Dev Ghose

Stuart Blackie

Shurgard Storage Centers, Inc.

(206) 624-8100

Media Contact

Alan Oshiki

Broadgate Consultants, Inc.

(212) 232-2354

FOR IMMEDIATE RELEASE

SHURGARD ANNOUNCES ACQUISITION OF REMAINING INTEREST IN

SHURGARD EUROPE

SEATTLE, WASHINGTON, June 30, 2005 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, announced it has acquired today the 12.77% interest in Shurgard Europe held by entities affiliated with Fremont Realty Capital for a purchase price of €80 million (approximately $97 million) in cash. In connection with the acquisition, the Company also announced the increase of its credit facility by $150 million.

With this acquisition, Shurgard Europe is now a wholly-owned subsidiary of Shurgard. Shurgard Europe, the largest owner and operator of self-storage in Europe, has been operating for over ten years. It owns, or has an interest in, approximately 140 self-storage properties in principal cities throughout Western Europe.

Commenting on the transaction, Dave Grant, Shurgard president and chief operating officer, said, “This concludes a very successful phase in our European venture for both Shurgard and its capital partners. This group of investors joined us in 1999 when we had less than 20 stores in Europe. With their support over these past years, we have succeeded in building a great portfolio of properties that has established us as the clear leader in the self-storage industry in Europe. We are also now well positioned to continue to capitalize on long-term growth opportunities that lay in front of us.”

“Fremont has been an active participant in Shurgard Europe’s development during its 5  1/2 years as a shareholder,” said Matthew Reidy, Managing Director of Fremont Realty Capital in San Francisco. He added, “Our success with this investment is a direct result of the tireless efforts of a great management team that continues to capitalize on one of the best market opportunities in real estate today; self-storage in Europe.” The investment was Fremont’s third with Shurgard following two successful joint ventures involving the expansion of Shurgard’s U.S. portfolio. Fremont Realty Capital is the real estate merchant banking subsidiary of Fremont Group, a private investment firm based in San Francisco, California.

Mr. Grant continued, “Additionally, now that we fully own and control Shurgard Europe, we will be able to take full advantage of numerous opportunities we see to integrate operations with the U.S. group and gain economies of scale. In anticipation of this acquisition, the Company has already begun to streamline some of the management and overhead positions.” The acquisition of the Fremont interest will be dilutive to earnings and Funds From Operations (FFO) in the short-term, since the acquisition was financed by borrowings under the Company’s term facility discussed below. Management projects that FFO for the balance of 2005 will be reduced by about $0.05 per share. Additionally, the Company anticipates reporting one-time charges in connection with the integration process of approximately $1.3 million or $0.03 per share of FFO in the second quarter with an additional $500,000 estimated over the balance of 2005.

In addition to the increase in the credit facility, the Company also announced the amendment of its term facility to extend its maturity to February 14, 2008, the same maturity date as the existing revolving credit facility. Harrell Beck, executive vice president and chief investment officer, said, “The increase in the credit facility gives us the flexibility to finance the acquisition of the Fremont interest and demonstrates continued confidence in the Company’s business strategy from our bank group. Management felt that the current liquidity in the bank market represented a great opportunity for the Company to extend the term of some of its bank debt at attractive rates.” Mr. Beck also stated, “We are also evaluating a number of other longer-term financing options, especially given the exceptional interest in the self-storage asset class, evidenced by recent transactions in the sector.”

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 630 operating storage centers located throughout the United States and in Europe.

Cautionary and Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forwardlooking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding projections for 2005 and beyond; are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including, but not limited to, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005 and its report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005. The information presented in this release reflects Shurgard’s expectations as of the date of this release. Except as required by law, Shurgard undertakes no obligation to update or revise the information herein.

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